Exhibit 3

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

FIRST: Eagle Hospitality Properties Trust, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all of the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is “Eagle Hospitality Properties Trust, Inc.”

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the Corporation’s principal office is 100 E. RiverCenter Blvd., Suite 480, Covington, KY 41011. The address of the Corporation’s principal office and registered office in the State of Maryland is 300 East Lombard Street, Baltimore, Maryland 21202. The name of its registered agent at that office is The Corporation Trust, Incorporated. The registered agent is a Maryland corporation.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be one, which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law. The initial director may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws. The name of the director who will serve until the next annual meeting and until his successor is elected and qualifies is J. William Blackham. The Board of Directors shall have the exclusive power to increase the number of directors and to fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors, in the manner provided in the Bylaws. At each annual meeting of the stockholders of the Corporation, the date of which shall be fixed by or pursuant to the Bylaws of the Corporation, the directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified. No election of directors need be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 5.2 Removal. Any director may be removed from office only for cause and only by the affirmative vote of the holders of two-thirds of the shares of capital stock of the Corporation outstanding and entitled to vote in the election of directors voting together as a group. For purposes of this Section 5.2, “cause” shall mean the willful and continuous failure of a director to substantially perform such director’s duties for the Corporation (other than any such failure resulting from temporary incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation.

Section 5.3 Voting Requirements. Notwithstanding any provision of the General Laws of the State of Maryland requiring action to be taken or authorized by the affirmative vote of the holders of a designated proportion greater than a majority of the shares of capital stock of the Corporation outstanding and entitled to vote thereupon, such action shall, except as otherwise provided in these Articles of Incorporation, be valid and effective if taken or authorized by the affirmative vote of the holders of a majority of the total number of shares of capital stock of the Corporation outstanding and entitled to vote thereupon voting together as a single class.

Section 5.4 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.

Section 5.5 Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 5.6 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 5.7 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matters relating to the acquisition, holding and disposition of any assets by the Corporation.

Section 5.8 REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification.

Section 5.9 Business Combinations. Notwithstanding any other provision of these Articles of Incorporation or any contrary provision of law, the Maryland Business Combination Statute, found in Title 3, subtitle 6 of the MGCL, as amended from time to time, or any successor statute thereto, shall not apply to any “business combination” (as defined in Section 3-601(e) of the MGCL, as amended from time to time, or any successor statute thereto) of the Corporation and any Person.

Section 5.10 Control Share Acquisitions. Notwithstanding any other provision of these Articles of Incorporation or any contrary provision of law, the Maryland Control Share Acquisition Statute, found in Title 3, subtitle 7 of the MGCL, as amended from time to time, or any successor statute thereto shall not apply to any acquisition of securities of the Corporation by any Person.

Section 5.11 Unsolicited Takeovers. Notwithstanding any other provision of these Articles of Incorporation or any contrary provision of law, Title 3, subtitle 8 of the MGCL, as amended from time to time, or any successor statute thereto, shall not apply to the Corporation.

ARTICLE V

STOCK

Section 6.1 Authorized Shares. The Corporation has authority to issue 100,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 10,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $1,100,000.

Section 6.2 Common Stock. Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more series of stock.

Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 6.5 Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws.

ARTICLE VI

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean 9.8% in value of the aggregate of the outstanding shares of Capital Stock. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charter. The term “Charter” shall mean the charter of the Corporation, as that term is defined in the MGCL.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation. The number and value of outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by these Articles or by the Board of Directors pursuant to Section 7.2.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7, and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Directors pursuant to Section 7.2.7.

Initial Date. The term “Initial Date” shall mean the date upon which the Articles of Incorporation containing this Article VII are filed with the SDAT.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

MGCL. The term “MGCL” shall mean the Maryland General Corporation Law, as amended from time to time.

NYSE. The term “NYSE” shall mean the New York Stock Exchange.

Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 5.8 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 7.3.1.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

Section 7.2 Capital Stock.

Section 7.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii) Subject to Section 7.4, notwithstanding any other provisions contained herein, any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock; provided, however, that the Board of Directors of the Corporation may waive this Section 7.2.1(a)(iii) if, in the opinion of the Board of Directors of the Corporation, such Transfer would not adversely affect the Corporation’s ability to qualify as a REIT.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i) or (ii),

(i) then that number of shares of the Capital Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii)(rounded to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii) subject to Section 7.4, if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

Section 7.2.2 Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a), or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 7.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of 0.5 percent or more (or such higher percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock and other shares of the Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit.

(b) each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the

Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 7.2.5 Remedies Not Limited. Subject to Section 5.7 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in Section 7.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

Section 7.2.7 Exceptions.

(a) Subject to Section 7.2.1(a)(ii), the Board of Directors of the Corporation, in its sole discretion, may exempt a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such shares of Capital Stock will violate Section 7.2.1(a)(ii);

(ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3.

(b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

Section 7.2.8 Increase in Aggregate Stock Ownership and Common Stock Ownership Limits. The Board of Directors may from time to time increase the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit.

Section 7.2.9 Legend. Each certificate for shares of Capital Stock shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of 9.8% (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of 9.8% of the value of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being

“closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) other than as provided in the Corporation’s Charter, no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Section 7.3 Transfer of Capital Stock in Trust.

Section 7.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

Section 7.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section 7.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 7.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

Section 7.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 7.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Section 7.4 NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right to amend, alter or repeal any provision contained in these Articles of Incorporation in any manner permitted by Maryland Law, including any amendment changing the terms or contract rights, as expressly set forth in its Charter, of any of its outstanding stock by classification, reclassification or otherwise, upon the vote of the holders of a majority of the holders of capital stock of the Corporation outstanding and entitled to vote thereon voting together as single class: provided that any amendment to Sections 5.1, 5.2 or 5.3 of Article V, Article VII or to this Article VIII must be adopted by the vote of the holders of two-thirds of the shares of capital stock of the Corporation outstanding and entitled to vote thereon voting together as a single class. All rights conferred upon stockholders herein are subject to this reservation. Notwithstanding anything herein to the contrary, the Board of Directors shall have the power as permitted by Maryland Law to amend Article II or Section 6.1 of Article VI of these Articles of Incorporation without a vote of the holders of capital stock of the Corporation. The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.

ARTICLE VIII

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendment and restatement of the charter of the Corporation was approved by a majority of the Board of Directors and the holders of all of the outstanding capital stock of the Corporation.

FOURTH: As of immediately before the amendment and restatement, the Corporation had authority to issue 100,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share. No changes to such authority have been made as a result of these articles of amendment and restatement. The aggregate par value of all authorized shares of stock having par value is $1,100,000.

FIFTH: A description of each class of capital stock, including the preference, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption is set forth in the foregoing amendment and restatement of the Charter.

SIXTH: The Corporation’s board of directors and stockholders have authorized the Corporation’s chief financial officer to witness and attest these Amended and Restated Articles of Incorporation.

SEVENTH: These Amended and Restated Articles of Incorporation shall be effective when filed and accepted.

I herby acknowledge that the foregoing Amended and Restated Articles of Incorporation are the act of Eagle Hospitality Properties Trust, Inc. under penalties of perjury.

/s/ J. William Blackham
J. William Blackham, President

ATTEST:	/s/ Thomas A. Frederick
	Name:	Thomas A. Frederick
	Title:	Chief Financial Officer

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF 8.25% SERIES A

CUMULATIVE REDEEMABLE PREFERRED SHARES, $.01 PAR VALUE PER SHARE

EAGLE HOSPITALITY PROPERTIES TRUST, INC., a Maryland corporation (the “Corporation”), having its principal office in Covington, Kentucky, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors by Section 6.3 of the Corporation’s charter, the Board of Directors has duly classified and designated 4,000,000 shares of preferred stock of the Corporation as 8.25% Series A Cumulative Redeemable Preferred Shares, $.01 par value per share, of the Corporation (“Series A Preferred Shares”).

SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Series A Preferred Shares are as follows:

(a) Number. The number of authorized shares of the Series A Preferred Shares shall be 4,000,000.

(b) Relative Seniority. In respect of rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series A Preferred Shares shall rank (i) on a parity with any class or series of capital stock of the Corporation as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up (whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof are different from those of the Series A Preferred Shares), if the holders of such class or series of capital stock and the Series A Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences without preference or priority one over the other, (ii) senior to any class or series of capital stock of the Corporation ranking, as to dividends or upon liquidation, junior to the Series A Preferred Shares (collectively, “Junior Shares”) and (iii) senior to shares of common stock (“Common Shares”) and any other class or series of capital shares of the Corporation ranking, as to dividends and upon liquidation, junior to the Series A Preferred Shares (collectively, “Fully Junior Shares”).

(c) Dividends.

(1) The holders of the then outstanding Series A Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor, cumulative dividends at the rate of 8.25% of the liquidation preference per share per year, payable quarterly in equal amounts of $0.515625 per share in cash on the last calendar day of each

March, June, September and December or, if not a Business Day (as hereinafter defined), the next succeeding Business Day (each such day being hereinafter called a “Quarterly Dividend Date” and each period ending on a Quarterly Dividend Date being hereinafter called a “Dividend Period”), provided, however, that the first distribution on the Series A Preferred Shares will be paid on June 30, 2005. Dividends shall be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date (the “Record Date”), which shall be on such date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Quarterly Dividend Date. The amount of any dividend payable for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on each share of Series A Preferred Shares shall accrue and be cumulative from and including the date of original issue thereof whether or not (i) there are funds legally available for the payment of such distributions or (ii) such distributions are authorized. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding. Except as provided in subparagraph (e)(2)(vii) and the last sentence of this paragraph, unless the full cumulative dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no dividends (other than dividends payable solely in Common Shares or other Fully Junior Shares) shall be declared or paid or set aside for payment or other distribution made upon the Common Shares or any other capital shares of the Corporation ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation, nor shall any Common Shares or any other capital shares of the Corporation ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of such shares) by the Corporation or any subsidiary of the Corporation (except for conversion into or exchange for such capital shares of the Corporation ranking junior to the Series A Preferred Shares as to dividends and upon liquidation). If accrued dividends on the Series A Preferred Shares for all prior Dividend Periods have not been paid in full, then any dividend declared on the Series A Preferred Shares for any Dividend Period and on any series of preferred shares at the time outstanding ranking on a parity as to the dividends with the Series A Preferred Shares will be declared ratably in proportion to accrued and unpaid dividends on the Series A Preferred Shares and such series of preferred shares at the time outstanding ranking on a parity as to dividends with the Series A Preferred Shares.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(2) The amount of any dividends accrued on any Series A Preferred Shares at any Quarterly Dividend Date shall be the amount of any unpaid dividends accumulated thereon, to and including such Quarterly Dividend Date, whether or not earned or declared, and the amount of dividends accrued on any shares of Series A Preferred Shares at any date other than a Quarterly Dividend Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon, to and including the last preceding Quarterly Dividend Date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate of 8.25% per share, for the period after such last preceding Quarterly Dividend Date to and including the date as of which the calculation is made based on a 360-day year consisting of twelve 30-day months.

(3) Except as provided in this Section, the Series A Preferred Shares shall not be entitled to participate in the earnings or assets of the Corporation.

(4) Any dividend payment made on the Series A Preferred Shares shall be first credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(5) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the dividends paid or made available for the year to holders of all classes of capital shares (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocated to the holders of the Series A Preferred Shares shall be the amount that the total dividends paid or made available to the holders of the Series A Preferred Shares for the year bears to the Total Dividends.

(6) No dividends on the Series A Preferred Shares shall be authorized by the Board of Directors or be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series A Preferred Shares will accrue whether or not there are funds legally available for the payment of such distributions or such distributions are authorized.

(d) Liquidation Rights.

(1) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of the Series A Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares or any Fully Junior Shares, the amount of $25.00 per share, plus an amount equal to any accrued and unpaid distributions thereon to the date of such liquidation, dissolution or winding up.

(2) After payment of the full amount of the liquidating distributions provided for in this Section to the holders of the Series A Preferred Shares, such holders shall have no right or claim to any of the remaining assets of the Corporation.

(3) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the liquidating distributions of the Series A Preferred Shares and any other shares of the Corporation ranking as to any such distribution on a parity with the Series A Preferred Shares are not paid in full, the holders of the Series A Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they are entitled.

(4) Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, the merger or consolidation of the Corporation into or with any other entity nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section.

(e) Redemption by the Corporation.

(1) Optional Redemption. On and after June 14, 2010, the Corporation may, at its option, redeem at any time all or, from time to time, part of the Series A Preferred Shares at a price per share (the “Series A Redemption Price”), payable in cash, of $25.00, together with all accrued and unpaid distributions thereon, without interest, to and including the date fixed for redemption (the “Series A Redemption Date”). The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

(2) Procedures of Redemption.

(i) Notice of redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the Series A Redemption Date, addressed to each holder of record of the Series A Preferred Shares to be redeemed at the address set forth in the share transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares, except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Shares (or depositary shares or receipts representing fractional interests in Series A Preferred Shares) may be listed or admitted to trading, such notice shall state: (a) the Series A Redemption Date; (b) the Series A Redemption Price; (c) the number of Series A Preferred Shares to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Series A Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accumulate on the Series A Redemption Date. In case fewer than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares to be redeemed from such holder.

(ii) If notice has been mailed in accordance with subparagraph (e)(2)(i) above and provided that on or before the Series A Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Series A Preferred Shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Series A Redemption Date, dividends on the Series A Preferred Shares so called for redemption shall cease to accumulate, said shares shall no longer be deemed to be outstanding and shall not have the status of Series A Preferred Shares and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the Series A Redemption Price) shall cease. Upon surrender, in accordance with such notice, of the certificates for any Series A Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series A Preferred Shares shall be redeemed by the Corporation at the Series A Redemption Price. In case fewer than all the Series A Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series A Preferred Shares without cost to the holder thereof.

(iii) Any funds deposited with a bank or trust company for the purpose of redeeming Series A Preferred Shares shall be irrevocable except that:

(A) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Shares entitled thereto at the expiration of two years from the applicable Series A Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(iv) Unless full accumulated dividends on all Series A Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no Series A Preferred Shares shall be redeemed or purchased or otherwise acquired directly or indirectly by the Corporation or any subsidiary of the Corporation and no shares of any series of preferred shares of the Corporation shall be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed.

(v) If the Series A Redemption Date is after a Record Date and before the related Quarterly Dividend Date, the dividend payable on such Quarterly Dividend Date shall be paid to the holder in whose name the Series A Preferred Shares to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Quarterly Dividend Date or the Corporation’s default in the payment of the dividend due.

(vi) In case of redemption of less than all Series A Preferred Shares at the time outstanding, the Series A Preferred Shares to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of Series A Preferred Shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation.

(vii) Notwithstanding anything herein to the contrary, the Corporation may at any time (A) redeem any or all of the Series A Preferred Shares to preserve the REIT status of the

Corporation or (B) purchase or acquire the Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Shares

(f) Voting Rights. Except as required by law and as set forth below, the holders of the Series A Preferred Shares shall not be entitled to vote at any meeting of the shareholders for the election of Directors or for any other purpose, to otherwise participate in any action taken by the Corporation or the shareholders thereof or to receive notice of any meeting of shareholders.

(1) Whenever dividends on any Series A Preferred Shares shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, the holders of such Series A Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Directors of the Corporation at a special meeting called by the holders of record of at least ten percent (10%) of any series of preferred shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders and at each subsequent annual meeting until all dividends accumulated on such Series A Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Corporation will be increased by two Directors.

(2) So long as any Series A Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking prior to the Series A Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Corporation’s Articles of Incorporation, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series A Preferred Shares and provided further that (x) any increase in the amount of the authorized preferred shares or the creation or issuance of any other series of preferred shares, or (u) any increase in the amount of authorized Series A Preferred Shares or any other preferred shares, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

(g) Conversion. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Corporation.

THIRD: The Series A Preferred Shares have been classified and designated by the Board of Directors under the authority contained in the Corporation’s charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

SIXTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, EAGLE HOSPITALITY PROPERTIES TRUST, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Chief Financial Officer, Secretary and Treasurer on June 8, 2005.

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

By:	/s/ J. William Blackham
J. William Blackham
President and Chief Executive Officer

WITNESS:

/s/ Raymond D. Martz
Raymond D. Martz
Chief Financial Officer, Secretary and Treasurer